EXHIBIT 10.25

As a result of several previous conversations, both telephonic and in person, between myself, Dan Palmer, Ed Labry, Dick Kiphart and Dick Harter, I traveled to Memphis on 9/17/02 to discuss the potential transition of the CFO position from Wilmington to Memphis at some time in the future.

On 9/17/02, I met with both Ed Labry and Dan Palmer and various timings and transition packages were discussed. However, the last proposal from Dan Palmer was to keep everything relatively status quo until the end of February ‘03 and then evaluate at that point and time if Concord still wants to transition the CFO position to Memphis or not. In addition, Dan stated that I would also have the ability to decide if I wanted to stay beyond the annual shareholders meeting or decide if I want to leave on that date and make it part of the Dan and Ed Labry change at that meeting.

Therefore, I propose the following:

-    That the discussion and decision on the CFO move to Memphis be put on hold until the end of February.

-    At the end of February ‘03, Concord will decide on whether to move forward with the transition or not for a period of at least one year.

-    At the end of February ‘03, I will have the opportunity to decide if I want to leave Concord at the annual shareholders meeting or stay beyond that in a mutually agreed upon role.

-    If I decide to leave or if Concord decides to transition the CFO position to Memphis, I will work through the shareholders meeting to transition any remaining CFO duties to the new CFO.

-    If I leave for any reason, then I will receive the following transition package:

-    6 months of salary/stay bonus payable at the date of the shareholders meeting;

-    1 year salary and benefits payable from the date of the shareholders meeting;

-    1 year vesting of stock options from the May ‘03 shareholders meeting.

I would also like to state what I will deliver to Concord over the next six months until February ‘03.

-    The continued daily work of being Concord CFO.

-    The delivery of a 2003 detailed plan.

-    The transition of knowledge to Norman Bennett of the monthly close progress, monthly and quarterly financial reporting, and the ability to understand our 2003 business plan and overall business and financial model.

It is absolutely critical to me that this matter be agreed to ASAP. Therefore, if you agree to the details of this memo, please sign below and fax it to me today. I would like to add that the requested transition package is exactly what Ed presented to me on 9/17/02.

I sincerely appreciate your prompt attention to this matter.

/s/ Dan M. Palmer	10/2/02
Dan A. Palmer	Date

/s/ Edward A. Labry	10/2/02
Edward A. Labry	Date